EXHIBIT 2

THE FOLLOWING RESOLUTIONS WERE ADOPTED BY THE BOARD OF TRUSTEES ON MAY 26, 2016

WHEREAS:	Rule 17g-l under the 1940 Act (“Rule 17g-1”) requires that the board of trustees of a registered investment company approve the fidelity bond at least once every 12 months;

WHEREAS:	The amount of the coverage under such fidelity bond shall be in the amount required by Rule 17g-1 promulgated under the 1940 Act;

WHEREAS:	Rule 17g-1 further requires that a registered management investment company file a copy of the executed fidelity bond with the Securities and Exchange Commission within 10 days of receipt;

WHEREAS:	Rule 17g-1 requires that such fidelity bond must be in the form and amount (subject to certain specific minimums) as a majority of the board of trustees of the registered investment company, including a majority of the trustees who are not “interested persons” as that term is defined in the 1940 Act, shall approve after due consideration of all relevant factors, which factors shall include the value of the aggregate assets of the registered management investment company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the investment company’s portfolio;

WHEREAS:	The officers of the Fund are authorized by the Fund to renew the fidelity bond and increase the amount of the bond as is necessary to satisfy the requirements of Rule 17g-1 under the 1940 Act;

WHEREAS:	The custody and safekeeping of the Fund’s securities are exclusively the obligation of UMB Bank, N.A. as custodian for the Fund; and

WHEREAS:	No employee of the Fund or the Adviser has access to the Fund’s portfolio securities.

RESOLVED:	That the officers of the Fund shall obtain a renewal of the Fund’s fidelity bond, including necessary amendments, with a limit of liability of $500,000 and a premium of $1,995, from Chubb Group of Insurance Companies;

RESOLVED:	That the form and amount of the fidelity bond coverage is approved after consideration of all factors deemed relevant by the Board, including a majority of the Disinterested Trustees, including, but not limited to the existing and projected value of the aggregate assets of the Fund to which any covered person may have access, the amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the investment company’s portfolio; and

RESOLVED:	That the Secretary and/or the Treasurer of the Fund are each designated as persons responsible for making the necessary filings and giving notices with respect to such bond (or to cause such filings and notices to be made) as required by Rule 17g-1 under the 1940 Act.